UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2013

ENDEAVOR IP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 333-172440

Nevada	45-2563323
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

36 Fairway Place, Half Moon Bay, CA	94019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: 650-421-3089

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 28, 2013, Endeavor IP, Inc., a Nevada corporation (“Endeavor”) announced a fourteen-for-one forward stock split of its issued and outstanding common stock (the "Forward Split").  Following the Forward Split, each share of Endeavor's common stock outstanding will represent 14 shares of common stock, on a post-split basis.

Endeavor was notified by FINRA that, at the market opening on September 2, 2013, Endeavor’s common stock will begin trading on a post-split adjusted basis. Endeavor’s ticker symbol of "ENIP" will remain unchanged as a result of the Forward Split, although a "D" will be appended ("ENIPD") for 20 business days thereafter.

Shareholders holding common stock will not be required to take any action and each share of common stock outstanding prior to the effective time of the split will thereafter represent the number of shares of common stock, on an adjusted post-split bases, following the effective time of the split.  Shares of common stock held in brokerage accounts should also be credited with the split amount without further action.  For more information, brokerage customers should contact their brokerage representative.

The Forward Split will increase the number of issued and outstanding shares to 42,800,002.

A copy of the press release is attached hereto as Exhibit 99.1.

Item  9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release for Endeavor IP, Inc. announcing Forward Split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOR IP, INC.

Date: August 28, 2013	/s/ Cameron Gray
Cameron Gray
Chief Executive Officer